SCHEDULE 14A INFORMATION
            PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                    SECURITIES EXCHANGE ACT OF 1934
                     (Amendment No. ______________)


Filed by the Registrant    /X/
Filed by a party other than the Registrant   / /

Check the appropriate box:
/ /  Preliminary proxy statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                                 Anergen, Inc.
            ------------------------------------------------
            (Name of Registrant as Specified in Its Charter)

                                 Anergen, Inc.
  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) or Schedule 14A

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transactions applies:

- ----------------------------------------------------------------------------

(2)  Aggregate number of securities to which transactions applies:

- ----------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

- ----------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

- ----------------------------------------------------------------------------

(5)  Total fee paid:

- ----------------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:
     $125.00
- ----------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:

- ----------------------------------------------------------------------------

(3)  Filing party:

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(4)  Date filed:

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


                                  ANERGEN, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To be held on June 26, 1996

TO THE SHAREHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Anergen, Inc. (the "Company") will be held on Wednesday, June 26, 1996 at 10:00 a.m., local time, at the Company's offices at 301 Penobscot Drive, Redwood City, California 94063 for the following purposes:

         1. To elect seven directors to serve for one year and until their successors are duly elected.

         2. To approve the adoption of the 1995 Director Option Plan and reserve 200,000 shares for issuance thereunder.

         3. To approve an amendment to the Company's 1991 Employee Stock Purchase Plan increasing the number of shares of Common Stock reserved for issuance by 100,000 shares.

         4. To confirm the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1996.

         5. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only shareholders of record at the close of business on May 6, 1996 are entitled to notice of and to vote at the meeting.

         All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he has returned a proxy.

                                    By order of the Board of Directors



                                    John W. Fara
                                    President and Chief Executive Officer




Redwood City, California
May 24, 1996

                                  ANERGEN, INC.

                            PROXY STATEMENT FOR 1996
                         ANNUAL MEETING OF SHAREHOLDERS


                 INFORMATION CONCERNING SOLICITATION AND VOTING


General

         The enclosed Proxy is solicited on behalf of the Board of Directors of Anergen, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Wednesday, June 26, 1996, at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company's offices at 301 Penobscot Drive, Redwood City, California 94063.

         These proxy solicitation materials were mailed on or about May 24, 1996 to all shareholders entitled to vote at the meeting.

Record Date and Principal Share Ownership

         Shareholders of record at the close of business on May 6, 1996 (the "Record Date") are entitled to notice of the meeting and to vote at the meeting. The Company has only one class of stock outstanding designated as Common Stock. At the Record Date, 15,063,180 shares of the Company's Common Stock were issued and outstanding and held of record by approximately 382 shareholders and were beneficially owned by over 400 shareholders.

         The following table sets forth certain information regarding the beneficial ownership as of April 30, 1996 of the Company's Common Stock as to
(i) each person who is known to the Company to beneficially own more than five percent of the outstanding shares of its Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table below and (iv) all directors and executive officers as a group:


                                          No. of Shares
                                           Beneficially
                 Name (1)                    Owned              Percentage (2)
- -------------------------------------------------------------------------------


Warburg, Pincus Ventures, L.P.(3).........       4,878,049          32.4%
     466 Lexington Avenue
     New York, NY  10017

Warburg, Pincus & Co.(4)..................       4,878,049          32.4%
     466 Lexington Avenue
     New York, NY  10017


                                                                                   No. of Shares
                                                                                    Beneficially
                                 Name (1)                                              Owned               Percentage (2)
- ---------------------------------------------------------------------------------------------------------------------------

International Biotechnology Trust PLC......................................           2,439,024                  16.2%
     Five Arrows House
     St. Swithin's Lane
     London, EC4N 8NR
     England

Novo Nordisk A/S...........................................................           1,219,745                   8.1%
     Novo Alle
     2880 Basgvaerd
     Denmark

John W. Fara, Ph.D.(5).....................................................             347,212                   2.3%

John W. Varian(6)..........................................................             100,350                    *

Jeffrey Winkelhake, Ph.D.(7)...............................................              64,349                    *

Bruce L.A. Carter, Ph.D.(8)................................................           1,219,745                   8.1%

Harden M. McConnell, Ph.D.(9)..............................................              37,776                    *

Harry H. Penner, Jr.(10)...................................................              22,502                    *

James E. Thomas(11)........................................................           4,878,049                  32.4%

Nicholas J. Lowcock(12)....................................................                   0                    --

Nicole Vitullo(13).........................................................                   0                    --

All directors and officers as a group (9 persons)(14)......................           6,669,983                  43.4%

- ----------------
*        Represents less than 1% of the outstanding Common Stock.

(1) The persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2) Applicable percentage of ownership is based on 15,063,180 shares of Common Stock outstanding as of April 30, 1996, together with applicable options and warrants held by such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options exercisable within 60 days of April 30, 1996 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

                                       -2-


(3) The sole general partner of Warburg, Pincus Ventures, L.P. ("Ventures") is Warburg, Pincus & Co., a New York general partnership ("WP"). Lionel
         I. Pincus is the managing partner of WP and may be deemed to control it. E.M. Warburg, Pincus & Company, a New York general partnership ("E.M. Warburg"), manages Ventures. WP has a 15% interest in the profits of Ventures as the general partner, and also owns approximately 1.5% of the limited partnership interests in Ventures.

(4) Represents shares held by Ventures. As the sole general partner of Ventures (as described in footnote 3 above), WP may be deemed to be a beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of the shares held by Ventures.

(5) Includes 146,342 shares subject to options exercisable within 60 days of April 30, 1996.

(6) Includes 81,571 shares subject to options exercisable within 60 days of April 30, 1996.

(7) Includes 63,142 shares subject to options exercisable within 60 days of April 30, 1996.

(8) Includes 1,219,745 shares held by Novo Nordisk A/S, of which Dr. Carter is an executive officer. Dr. Carter disclaims beneficial ownership of these shares.

(9) Includes 14,376 shares subject to options exercisable within 60 days of April 30, 1996.

(10) Includes 17,502 shares subject to options exercisable within 60 days of April 30, 1996.

(11) Represents shares held by Ventures. Mr. Thomas, a director of the Company, is a Managing Director of E.M. Warburg, Pincus & Co., Inc., a wholly-owned subsidiary of WP ("EMW"), and a general partner of WP and E.M. Warburg. As such, Mr. Thomas may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by Ventures and WP. Mr. Thomas disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.

(12) Does not include shares held by Ventures. Mr. Lowcock is employed by EMW and is a director of the Company. Mr. Lowcock disclaims beneficial ownership of the shares held by Ventures and WP.

(13) Does not include shares held by International Biotechnology Trust PLC. Ms. Vitullo, a director of the Company, is an employee of Rothschild, Inc., a corporation affiliated with Rothschild Asset Management, Ltd., investment manager for International Biotechnology Trust PLC. Ms. Vitullo disclaims beneficial ownership of the shares of International Biotechnology Trust PLC.

(14) Includes 322,933 shares subject to options exercisable within 60 days of April 30, 1996. Reflects the shares of Ventures of which Mr. Thomas may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Securities Exchange Act of 1934) and the shares of Novo Nordisk A/S of which Dr. Carter is an executive officer. Does not reflect beneficial ownership of Mr. Lowcock of Ventures and Ms. Vitullo of International Biotechnology Trust PLC who do not have beneficial ownership of the shares of such entities, respectively.

Revocability of Proxies

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

         Each shareholder is entitled to one vote for each share held. Each shareholder may vote on the proposals described herein by proxy or by attending the meeting and voting in person. Shareholders may not cumulate their votes in the election of directors. The security represented by proxy will be voted, and when a choice is specified by a shareholder in the proxy, the security will be voted in accordance with that choice.

         This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegraph or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

Deadline for Receipt of Shareholder Proposals

         Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 1997 Annual Meeting of Shareholders must have been received by the Company no later than January 24, 1997 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Vote Required

         In order to be validly approved by the shareholders, each proposal described herein must be approved by the affirmative vote of a majority of the shares represented and voting at the meeting at which a quorum is present. A majority of shares entitled to vote, in person or by proxy, constitute the number of shares necessary for a quorum for any meeting of shareholders. Abstentions for any particular proposal are counted for purposes of determining the presence or absence of a quorum. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority ("broker non-votes") will be counted as present for the purpose of determining if a quorum is present, but will not otherwise be counted as voting for or against a proposal.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS


Nominees

         A board of seven (7) directors is to be elected at the Annual Meeting of Shareholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Shareholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director, however, pursuant to an agreement regarding his retirement from the Company, John W. Fara, Ph.D. will transition during 1996 from full-time service as a director and as President, Chief Executive Officer and Secretary to part-time employment. At the time of transition, Dr. Fara will resign as President and Chief Executive Officer and Secretary and from the Board of Directors and the Board will appoint a new President and Chief Executive Officer who will also serve as a director. See "Employment Contracts, Termination and Change of Control Arrangements." In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been elected.

         The nominees, and certain information about them are set forth below:

                                                                                                     Director
      Name of Nominee                         Age             Position(s)                             Since
- --------------------------------------------------------------------------------------------------------------
John W. Fara, Ph.D...........................  53       President, Chief Executive                     1990
                                                        Officer, Secretary and Director

Bruce L. A. Carter, Ph.D.....................  52       Director                                       1994

Nicholas J. Lowcock..........................  32       Director                                       1995

Harden M. McConnell, Ph.D....................  67       Director                                       1989

Harry H. Penner, Jr..........................  50       Director                                       1993

James E. Thomas..............................  35       Director                                       1995

Nicole Vitullo...............................  39       Director                                       1995


         John W. Fara, Ph.D., joined Anergen as President, Chief Executive Officer and a director in February 1990. He also serves as Secretary of the Company and was Treasurer prior to August 1991. During the year prior to joining the Company, Dr. Fara was President of Prototek, Inc., a biotechnology company in Dublin, California. Prior to that, he was Director of Biomedical Research, and then Vice President of Business Development, during ten years with Alza Corporation, a therapeutic systems company. Dr. Fara received his Ph.D. in physiology from the University of California at Los Angeles.

         Bruce L. A. Carter, Ph.D., was appointed a director of the Company in February 1994. Since 1994 Dr. Carter has been Corporate Executive Vice President and Chief Scientific Officer of Novo Nordisk A/S ("Novo Nordisk"), a pharmaceutical and bio-industrial company. From 1988 to 1995 Dr. Carter served as president of ZymoGenetics, Inc., a biotechnology company that is a subsidiary of Novo Nordisk, and has served as Chairman since 1994. Dr. Carter was nominated to the Board of Directors in accordance with rights held by Novo Nordisk pursuant to an equity agreement described below under "Compensation Committee Interlocks and Insider Participation."

         Nicholas J. Lowcock was appointed a director of the Company in April 1995. Since August of 1994 he has been an Associate of E.M. Warburg, Pincus & Co., Inc., a specialized financial services firm. Prior to August, 1994, Mr. Lowcock was a consultant with The Boston Consulting Group. Mr. Lowcock was nominated to the Board of Directors in accordance with rights held by E.M. Warburg, Pincus & Co., Inc. pursuant to an equity agreement described below under "Certain Transactions and Reports."

         Harden M. McConnell, Ph.D., has been a director of the Company since May 1989. Dr. McConnell has been a Professor of Chemistry at Stanford University since 1964 and became Chairman of the Department of Chemistry in 1989. He is also a member of the Company's Scientific Advisory Board.

         Harry H. Penner, Jr. was appointed director of the Company in August 1993. Since December of 1993 he has been President/CEO of Neurogen Corporation, a neuropharmaceutical company. From 1985 to December 1993, he was Executive Vice President of Novo Nordisk and, beginning in 1988, President of Novo Nordisk of North America, a subsidiary of Novo Nordisk.

         James E. Thomas was appointed director of the Company in April 1995. Since 1989 he has been employed by E.M. Warburg, Pincus & Co., Inc., a specialized financial services firm, where he currently serves as Managing
Director. Prior to 1989, Mr. Thomas was a Vice President of Goldman Sachs International in London. Mr. Thomas was nominated to the Board of Directors in accordance with rights held by E.M. Warburg, Pincus & Co., Inc. pursuant to an equity agreement described below under "Certain Transactions and Reports." Mr. Thomas is also a director of Celtrix Pharmaceuticals, Inc., Menley & James Laboratories, Inc. and a number of privately held companies.

         Nicole Vitullo was appointed director of the Company in April 1995. Ms. Vitullo is an Investment Advisor for Rothschild Asset Management, Ltd., a manager of two publicly traded biotechnology funds, Biotechnology Investments Limited and International Biotechnology Trust PLC. Prior to joining Rothschild in 1992, Ms. Vitullo was a Director of Corporate Communications and Investor Relations at Cephalon, Inc., a neuropharmaceutical company. Prior to 1992, Ms. Vitullo was Manager of Healthcare Investments for Eastman Kodak, Co. Ms. Vitullo was nominated to the Board of Directors in accordance with rights held by International Biotechnology Trust PLC pursuant to an equity agreement described below under "Certain Transactions and Reports." Ms. Vitullo is also a director of Cytel Corporation.

         There are no family relationships among the directors of the Company.

Board Meetings and Committees

         The Board of Directors held a total of nine meetings during 1995. The Audit Committee held two meetings during 1995. The Compensation Committee held two meetings during 1995. Each director attended at least 75% of the Board meetings (except Dr. Carter who was absent for six out of nine meetings) and, where applicable, the Committee meetings held during 1995.

         The Board of Directors has a Compensation Committee (consisting of Messrs. Penner, Thomas and Ms. Vitullo) that makes recommendations concerning salaries and incentive compensation for employees of the Company and an Audit Committee (consisting of Dr. Carter, Mr. Lowcock and Dr. McConnell) that reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Board of Directors has no nominating committee or any other committee performing a similar function.


Compensation Committee Interlocks and Insider Participation

         At various times during fiscal year 1995, the following individuals (none of whom was or had been an officer of the Company) served on the Company's Compensation Committee: Samuel Urcis, Dr. McConnell, Dr. Carter, Mr. Penner, Mr. Thomas and Ms. Vitullo. In March, 1995, Mr. Urcis resigned from the Board and in April, 1995, the Board appointed Mr. Thomas to the Compensation Committee. In April, 1995, the Board appointed Ms. Vitullo to the Compensation Committee to replace Dr. Carter who was appointed to the Audit Committee.

         Novo Nordisk has certain rights under a collaborative research and development agreement which it entered into with the Company in August 1993. Novo Nordisk also made an equity investment in the Company pursuant to an equity agreement with the Company in August 1993. Under the collaborative research and development agreement, Novo Nordisk will make milestone payments and support the Company's multiple sclerosis (MS), myasthenia gravis (MG), and insulin dependent diabetes research and development programs. In exchange, Novo Nordisk will have world-wide rights to products developed under the agreement, including rights to commercialize these products. Anergen has retained rights of co-promotion in North America for therapeutics in MS and MG. The research and development agreement provides that both companies will contribute to manufacturing processes and upon product commercialization, Anergen is to receive royalty payments from Novo Nordisk based on product sales. Novo Nordisk had the right to terminate its obligations under the research and development agreement after a 36-month period ending in August 1996, but in March, 1996 it agreed to extend the agreement by an additional two year period. Under the research and development agreement, the Company recorded revenues for research and development of $3.0 and $2.3 million in 1995 and 1994, respectively. Under the equity agreement, Novo Nordisk purchased 1,219,745 shares of the Company's Common Stock for $8,000,000, with certain rights to obtain additional shares in the future. Also under the equity agreement, Novo Nordisk has the right to designate one nominee to the Board of Directors. Bruce L. A. Carter, Ph.D. is currently nominated pursuant to this right.

Executive Officers

         The executive officers of the Company are listed below:


            Name                      Age          Position
            ----                      ---          --------
John W. Fara, Ph.D................    53     President, Chief Executive
                                             Officer, Secretary and Director
John W. Varian....................    36     Vice President, Finance and
                                             Chief Financial Officer
Jeffrey L. Winkelhake, Ph.D.......    51     Vice President, Pharmaceutical
                                             Development

         Dr. Fara's background is summarized under "Election of Directors" above.

         John W. Varian joined the Company as Vice President, Finance and Chief Financial Officer in August 1991. Prior to joining the Company, and since 1987, Mr. Varian was a Senior Manager with Ernst & Young LLP. Mr. Varian is a
certified  public   accountant  and  received  his  BBA  from  Western  Michigan
University.

         Jeffrey L. Winkelhake, Ph.D., joined the Company in April 1993 as Vice President, Pharmaceutical Development. Prior to joining the Company, Dr. Winkelhake served for three years as Director of Program Management at Cytel Corporation, a biotechnology company. Prior to that, he served for over six years as Director of Pharmacology at Cetus Corporation, also a biotechnology company. Dr. Winkelhake received his Ph.D. in Immunochemistry/Pharmacology from the University of Illinois.

         There are no family relationships among the executive officers of the Company.

Certain Transactions and Reports

         On March 10, 1995 the Company signed a Common Stock Purchase Agreement (the "Agreement") with Warburg, Pincus Ventures, L.P. ("Warburg") and International Biotechnology Trust PLC ("IBT") (collectively, the "Purchasers") to purchase 7,317,073 shares of Common Stock for approximately $15 million. The new shares were priced at the average closing bid price for the Company's Common Stock over a 30 day trading period. This transaction was approved by the Company's shareholders and was completed on April 13, 1995. The Purchasers have the right at any time after thirty (30) months from April 13, 1995 to request the Company to effect a registration of at least 30% of the aggregate number of shares held by the requesting Purchaser or any lesser percentage if the aggregate net offering price would exceed $1,000,000. The Purchasers also have the right to have their shares included in a registration by the Company of its securities for its own account or the account of any of its shareholders. The Purchasers have certain rights of representation on the Company's Board of Directors based on certain minimum levels of ownership of the Company's Common Stock. Under the Agreement, the Company is currently obligated to include in the slate of nominees recommended by the Board of Directors and management at each election of directors two candidates selected by Warburg, one candidate selected by IBT and one candidate as mutually agreed to by IBT and Warburg. Upon the closing of this transaction, the Board of Directors appointed to the Board to fill vacancies two new members representing Warburg, Mr. Nicholas J. Lowcock and Mr. James E. Thomas, and one new member representing IBT, Ms. Nicole Vitullo. These three individuals have been nominated to the Board in connection with the current election of directors, and it is expected that during the current fiscal year,

IBT and Warburg will identify an appropriate industry representative for nomination to the Board pursuant to their right to designate such candidate under the Agreement.

         In March 1996, the Company and Novo Nordisk agreed to expand their collaborative research and development agreement to establish certain milestones for products developed under the agreement targeting insulin dependent diabetes. The parties also agreed to extend the term of the research and development agreement to August, 1998.

                             EMPLOYEE BENEFIT PLANS

         The following is a brief summary of plans in effect during the fiscal year ended December 31, 1995 under which officers, directors and employees of the Company received benefits. The closing price of the Company's Common Stock reported on the NASDAQ National Market on the Record Date was $3.4375 per share.

401(k) Plan

         In January of 1992 the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan"), which generally covers all of the Company's full-time employees who have attained age 21. Pursuant to the 401(k) Plan, employees may elect to defer up to 20% of their current compensation (subject to certain statutorily prescribed limits, including an annual limit of $9,240 in 1995). These deferred amounts are contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching and Company contributions on behalf of participants. Since the Plan's inception, the Company has contributed an amount equal to 50% of each participant's contribution for up to 4% of their eligible compensation. The 401(k) Plan is intended to qualify under Sections 401(k) and 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Contributions to such a qualified plan are deductible to the Company when made and neither the contributions nor the income earned on those contributions is taxable to participants until withdrawn. All 401(k) Plan contributions are credited to separate accounts maintained in trust by two individual trustees. Contributions are invested, at the participant's direction, in one or more of the investment funds available under the 401(k) Plan. All account balances are adjusted at least annually to reflect the investment earnings and losses of the trust fund. Each participant is fully vested in his or her salary deferral accounts under the 401(k) Plan. Distributions may be made from a participant's account pursuant to the 401(k) Plan's hardship withdrawal provisions as well as upon a participant's termination of employment, disability or attainment of age 59-1/2. Distributions will be in the form of a lump sum, installment payments or an annuity, in the participant's discretion. Federal tax laws limit the amount that may be added to a participant's accounts for any one year under a qualified plan such as the 401(k) Plan to the lesser of (i) $30,000 or (ii) 25% of the participant's compensation (net of salary deferral contributions) for the year.

1991 Employee Stock Purchase Plan

         The Company's 1991 Employee Stock Purchase Plan (the "Purchase Plan") is intended to qualify under Section 423 of the Code. The Purchase Plan was amended by the Board in March 1996 to increase the number of shares available for issuance thereunder. A total of 250,000 shares (including the addition of 100,000 shares in March 1996 -- see Proposal Three for proposed addition of 100,000 shares) of Common Stock are reserved for issuance under the Purchase Plan. Under the Purchase Plan, the Company withholds a specified percentage of each salary payment to participating employees over certain offering periods. Unless the Board of Directors or its committee determines otherwise, each offering period runs for 24 months and is divided into four consecutive purchase periods of six months each.

         The price at which stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the Common Stock on the first day of the applicable offering period (net initial public offering price received by the Company for the first offering period) or the last day of the applicable purchase period, whichever is lower. To the extent permitted by Rule 16b-3, if the purchase price of the Common Stock at the end of a purchase period in any offering period is lower than the purchase price at the beginning of that offering period, then all participants in that offering period are automatically withdrawn from that offering period immediately after the exercise of their options and automatically re-enrolled in the immediately following offering period.

         As of December 31, 1995, a total of 101,971 shares of Common Stock have been issued to employees at an aggregate purchase price of $384,385 and a weighted average purchase price of $3.77 per share pursuant to offerings under the Purchase Plan and 48,029 shares remained available for future issuance under the Purchase Plan.

         The following table sets forth as to the executive officers named in the table under "Executive Compensation" who purchased shares pursuant to the Purchase Plan, all current executive officers as a group and all other employees as a group (i) the number of shares of the Company's Common Stock purchased under the Purchase Plan during the period from its inception until December 31, 1995; (ii) the aggregate purchase price thereof and (iii) the fair value of stock purchased through December 31, 1995 under the Purchase Plan:


                                                                         Number             Aggregate       Fair Value of
                  Name of Individual or                                 of Shares           Purchase           Stock
                    Identity of Group                                   Purchased             Price          Purchased
- ----------------------------------------------------------- ------------------------------------------------------------
John W. Fara, Ph.D........................................                8,735         $    34,905         $    37,124
John W. Varian............................................               12,943              45,937              55,008
Jeffrey L. Winkelhake, Ph.D...............................                1,321               3,484               5,614
All current executive officers as a group (3 persons).....               22,999              84,326              97,746
All employees as a group (including current officers
   who are not executive officers)........................               78,972             300,059             335,631

1988 Stock Option Plan

         A total of 1,800,000 shares of the Company's Common Stock has been reserved for issuance under the Company's 1988 Stock Option Plan (the "Option Plan") adopted by the Board of Directors in 1988 and amended in 1990, 1991, 1992 and 1995. The Option Plan expires by its own terms in 1998. At December 31, 1995, options to purchase 889,106 shares were outstanding at a weighted average exercise price of $4.94 per share and 355,026 options had been exercised.

         The Option Plan provides for the grant of "incentive stock options" within the meaning of Section 422 of the Code and nonqualified stock options to employees, directors and consultants of the Company. Incentive stock options may be granted only to employees. The Option Plan is administered by the Board of Directors, which determines the terms of options granted, including the exercise price, the number of shares subject to the option, and the option's exercisability. Options granted to employees are generally immediately exercisable, but typically vest at the rate of 6/48ths of the shares after six months and an additional 1/48th of the shares per month thereafter.

         The Option Plan requires that the exercise price of incentive stock options must be at least equal to the fair market value of such shares on the date of grant and the exercise price of nonqualified stock options must be at least 85% of the fair market value of such shares on the date of the grant. The maximum term of options granted under the Option Plan is ten years. With respect to any participant who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any option must be at least equal to 110% of fair market value on the date of grant and the term may be no longer than five years.

         Pursuant to the Option Plan, in the event of certain mergers of the Company with other entities, transfers of voting control of the Company's capital stock or sales of all or substantially all of the Company's assets, the Company will request that the acquiring entity assume the Company's rights and obligations under the Option Plan or provide similar options in substitution therefor. If the acquiring entity chooses not to assume such rights and obligations or provide substitute options, then the Company's Board of Directors will cause all outstanding options (together with shares purchased upon exercise thereof) to become fully vested prior to the event causing such acceleration and all unexercised options will terminate upon completion of such event.

         Please see "Executive Compensation and Other Matters -- Executive Compensation -- Option Grants in Fiscal 1995" for information with respect to the grant of options to the executive officers during fiscal 1995. During the fiscal year ended December 31, 1995, all current executive officers as a group and all employees as a group were granted options to purchase 485,740 shares and 547,080 shares, respectively, at a weighted average exercise price of $4.84 per share, pursuant to the Option Plan.

1992 Consultant Stock Plan

         A total of 50,000 shares of the Company's Common Stock has been reserved for issuance under the Company's 1992 Consultant Stock Plan (the "Consultant Plan") adopted by the Board of Directors in 1992. This plan allows the Company to compensate consultants in Company stock rather than cash in certain situations where the Company deems it desirable. At December 31, 1995, 12,659 shares had been issued under the Consultant Plan.

                                 PROPOSAL NO. 2

                             APPROVAL OF ADOPTION OF
                          THE 1995 DIRECTOR OPTION PLAN

         At the Annual Meeting, the shareholders are being asked to approve adoption of the Company's 1995 Director Option Plan (the "Director Plan") and to approve 200,000 shares reserved for issuance under the Director Plan. The Director Plan was adopted by the Board of Directors in June 1995. The Board of Directors intends to add new outside directors as outside candidates are identified. The Company believes that the ability to grant stock options to directors is an important factor in attracting and retaining the best available personnel for service as directors of the Company. The initial grant of options under the Director Plan will be made when the first new outside director is added to the Board.

         The Director Plan is designed to provide for the granting, by means of a predetermined schedule, of nonstatutory stock options to the Company's outside directors. The purpose of the Director Plan is to provide equity incentives to outside Board members while preserving the ability of these members to grant options or other equity awards to other directors and/or employees of the Company in compliance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rule 16b-3 provides an exemption from the liability provisions of Section 16 under the Exchange Act for certain routine transactions under employee benefit plans.

Vote Required for Approval of Adoption

         The affirmative vote of the majority of the Votes Cast will be required under California law to approve the adoption of the Director Plan. For this purpose, the "Votes Cast" are defined under California law to be the shares of the Company's Common Stock present in person or represented by proxy at the Annual Meeting of Shareholders and "entitled to vote on the subject matter." In addition, the affirmative votes must contain at least a majority of the required quorum, which quorum is a majority of the shares outstanding on the Record Date. Votes that are cast against the proposal will be counted for purposes of determining (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the proposal. While there is no definitive statutory or case law authority as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the adoption of the Director Plan, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner.
Accordingly, an abstention will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted.

         The Company's Board of Directors recommends a vote "FOR" approval of the Director Plan and of the 200,000 shares reserved for issuance thereunder.

Summary of the 1995 Director Plan

         The essential features of the Director Plan are outlined below.

Purpose

         The purposes of the Director Plan are to attract and retain the best available individuals for service as non-employee directors of the Company ("Outside Directors"), to provide additional incentive to the Outside Directors and to encourage their continued service on the Board.

Administration

         The Director Plan, and the right of Outside Directors to receive options and purchase stock thereunder, is intended to qualify as a plan having "disinterested administration" under Rule 16b-3 pursuant to the Exchange Act. The Director Plan is administered by the Board of Directors, who receive no additional compensation for such service. All grants of options under the Director Plan are automatic and non-discretionary pursuant to the terms of the Director Plan. All questions of interpretation or application of the Director Plan are determined by the Board, whose decisions are final and binding upon all participants.

Eligibility

         Options  under  the  Director  Plan  may be  granted  only  to  Outside
Directors of the Company. As of the Record Date, there were six Outside Directors of the Company, all of whom have been nominated to serve as directors for the 1996 fiscal year. These individuals were eligible to receive grants of options on the effective date of the Director Plan which was June, 1995.

Participation

         Participation in the Director Plan provides for grants of options to be made in two ways:

                  a. Each Outside Director is automatically granted an option to purchase 25,000 shares (the "First Option") upon the date on which such individual first becomes a director, whether through election by the shareholders of the Company or by appointment by the Board of Directors in order to fill a vacancy; provided, however, in lieu of being granted a First Option, an Outside Director who, immediately prior to the effective date of the Director Plan, was an Outside Director, is automatically granted an option to purchase 5,000 shares (the "Initial Option").

                  b. Each Outside Director who has served on the Board for at least six months after the grant of the First Option (or, alternatively, the Initial Option), is automatically granted an option to purchase 5,000 shares (the "Subsequent Option") on the first day of each fiscal year.

Terms of Options

         Each option granted under the Director Plan is evidenced by a written stock option agreement between the Company and the optionee. Options are generally subject to the terms and conditions listed below.

         Exercise of the Option. The First Option (or, alternatively, the Initial Option) becomes exercisable at the rate of one forty-eighth (1/48th) each month after the date of grant, with the effect that this option is not exercisable as to the full number of shares until the fourth anniversary of the date of its grant. The Subsequent Option also becomes exercisable at the rate of one forty-eighth (1/48th) every month after the date of grant, with the effect that this option is not exercisable as to the full number of shares until the fourth anniversary of the date of its grant. Options granted under the Director Plan expire ten years following the date of grant. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and by tendering payment of the purchase price. Payment for shares purchased upon exercise of an option shall be in such form of consideration as is authorized by the Director Plan and determined by the Board, and such form of consideration may vary for each option.

         Exercise Price. The per share exercise price for shares to be issued pursuant to exercise of an option under the Director Plan is 100% of the fair market value per share of the Company's Common Stock on the date of grant of the option. The fair market value is determined by the closing price on the NASDAQ National Market on the last market trading day prior to the date of the grant of the option. As of the Record Date, the per share market value of the Company's Common Stock was $3.4375, based on the closing price on that date on the NASDAQ National Market.

         Termination of Continuous Status as Director. If an optionee ceases to serve as a director, he may, but only within three months after the date he ceases to be a director of the Company, exercise his option to the extent that he was entitled to exercise it at the date of such termination (but in no event later than the expiration of its ten year term). To the extent that he was not entitled to exercise the option at the date of such termination, or if he does not exercise such option within the time specified, the option terminates.

         Disability, Death. In the event that a director is unable to continue his service as such with the Company as a result of his total and permanent disability (as defined in Section 22(e)(3) of the Code) or if an optionee should die while a director of the Company, he or his estate may, but only within twelve months from the date of termination due to disability or death, exercise his option to the extent he was entitled to exercise his option at the date of such termination (but in no event later than the expiration of its ten year term). To the extent that he was not entitled to exercise the option at the date of such termination, or if he or his estate does not exercise such option within the time specified, the option terminates.

         Liquidation or Dissolution. In the event of a proposed liquidation or dissolution of the Company, options under the Director Plan shall terminate unless otherwise provided by the Board. In such event, the Board, in its sole discretion, may determine to make options immediately exercisable as to all shares.

         Change of Control. The Director Plan provides (assuming approval of this proposal No. 2) that in the event of a "Change of Control" of the Company (as defined below) all stock options outstanding as of the date such Change of Control is determined to have occurred, that are not yet exercisable and vested on such date will become immediately vested and fully exercisable. A "Change of Control" means the occurrence of (i) the acquisition by a person or entity (other than the Company, one of its subsidiaries or a Company employee benefit plan or trustee thereof) of securities representing 50% or more of the combined voting power of the Company, (ii) a transaction involving the sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with or into another corporation, other than a merger or consolidation where the shareholders immediately prior to such transaction continue to own securities representing at least 50% or more of the combined voting power of the Company, or (iii) a change in the composition of the Board as a result of which fewer than a majority of the directors are incumbent directors. Incumbent directors are directors who either (a) are directors of the Company as of the date the Director Plan is approved by the shareholders, or (b) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the incumbent directors at the time of such election or nomination, but shall not include an individual (who is not otherwise an incumbent director) whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

         Capital Changes. In the event of any changes made in the Company's capitalization which result in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration, appropriate adjustment shall be made in the exercise price and in the number of shares subject to options outstanding under the Director Plan, as well as the number of shares reserved for issuance under the Director Plan.

         Nontransferability of Option. Options granted pursuant to the Director Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

         Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Director Plan as may be determined by the Board.

Amendment and Termination of the Director Plan

         The Board may at any time amend, alter, suspend or discontinue the Director Plan, but no amendment, alteration, suspension or discontinuance shall be made which would impair the rights of any optionee under any grant theretofore made without such optionee's consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 (or any other applicable law or regulation, including the requirements of the NASD or an established stock exchange), the Company shall obtain shareholder approval of any amendment to the Director Plan in such a manner and to such a degree as required.

Tax information - The Director Plan

         Options granted pursuant to the Director Plan are "nonstatutory options" and will not qualify for any special tax benefits to the optionee.

         An optionee will not recognize any taxable income at the time the option is granted. Upon exercise of the option, the optionee will generally recognize ordinary income for federal tax purposes measured by the excess, if any, of the fair market value of the shares over the exercise price. Because shares held by directors might be subject to restrictions on resale under
Section 16(b) of the Exchange Act, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service pursuant to
Section 83(b) of the Code within thirty days after the date of exercise.

         Upon a resale of shares acquired pursuant to, an option under the Director Plan, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss. The tax rate on net capital gain (net long-term capital gain minus net short-term capital loss) is capped at 28%. Capital losses are allowed in full against capital gains plus $3,000 of other income.

         The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of an option under the Director Plan. The Company is not required to withhold any amount for tax purposes on any such income included by the optionee.

         The foregoing summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant of options under the Director Plan does not purport to be complete, and reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the optionee may reside.


                                 PROPOSAL NO. 3

                          APPROVAL OF AMENDMENT TO THE
                        1991 EMPLOYEE STOCK PURCHASE PLAN

         The 1991 Employee Stock Purchase Plan (the "Purchase Plan") was amended by the Board of Directors in March 1996 to reserve an additional 100,000 shares of Common Stock for issuance thereunder. The Purchase Plan had reserved 150,000 shares of which 133,079 shares had been issued as of April 30, 1996, leaving 16,921 shares available for issuance. The amendment will increase the number of shares available for issuance under the Purchase Plan from 16,921 to 116,921 shares.

         Approval of the addition of 100,000 shares to the pool reserved for issuance under the Purchase Plan requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting.

         The Company believes that its Purchase Plan is an important factor in attracting and retaining skilled personnel.

         The Company's Board of Directors recommends a vote "FOR" approval of the amendment to the Purchase Plan to reserve an additional 100,000 shares for issuance thereunder.

         The essential features of the Purchase Plan are outlined below.

General

         The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. See "Tax Information - The Purchase Plan."

Purpose

         The purpose of the Purchase Plan is to provide employees of the Company with an opportunity to purchase Common Stock of the Company at a discount through accumulated payroll deductions.

Administration

         The Purchase Plan is administered by the Board of Directors, who receive no additional compensation for such service. All questions of interpretation or application of the Purchase Plan are determined by the Board or its appointed committee, whose decisions are final and binding upon all participants. Members of the Board who are eligible employees are permitted to participate in the Purchase Plan but may not vote on any matter affecting the administration of the Purchase Plan or the grant of any option pursuant to the Purchase Plan.

Eligibility

         Any person who has been employed by the Company for at least three consecutive months is eligible to participate in the Purchase Plan, unless the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or of its subsidiaries (including stock issuable upon exercise of options held by such employee) at the end of the offering period, or the employee would receive more than $25,000 worth of stock (computed as of the date of grant) pursuant to the Purchase Plan in any calendar year. As of the Record Date, approximately 57 employees were eligible to participate in the Purchase Plan.

Offering Dates

         The Purchase Plan is generally implemented by consecutive six month offering periods. Offering periods commence on or about April 1 and October 1 of each year.

Enrollment in the Plan

         Eligible employees become participants in the Purchase Plan by delivering to the Company's payroll office a subscription agreement authorizing payroll deductions. Under the Purchase Plan, once an employee elects to participate in the Purchase Plan, enrollment in each successive offering period occurs automatically unless the employee withdraws from participation in the Purchase Plan.

Purchase Price

         The purchase  price per share under the  Purchase  Plan is the lower of
(i) 85% of the fair market value of a share of Common Stock on the date of commencement of the offering (or, for employees beginning participation later, the date such participation began) or (ii) 85% of the fair market value of a share of Common Stock on the last day of the offering period. The fair market value of the Common Stock on a given date is the closing sale price of the Company's Common Stock, as reported on the NASDAQ National Market.

Payment of Purchase Price; Payroll Deductions

         The purchase price of the shares is accumulated by after-tax payroll deductions over the offering period. The deductions may not exceed 10% of a participant's compensation. The total number of shares purchased by any participant shall in no event exceed, in any calendar year, the number of shares of Common Stock which $25,000 could purchase at the fair market value of a share of the Company's Common Stock, calculated as of the offering date. A participant may discontinue participation in the Purchase Plan, and may decrease or increase the rate of payroll deductions during the offering period.

Purchase of Stock; Exercise of Option

         By executing a subscription agreement to participate in the Purchase Plan, the employee is entitled to have shares placed under option to him or her. The maximum number of shares placed under option to a participant in an offering is that number determined by dividing the total amount of the participant's contribution for the offering period by the lower of (i) 85% of the fair market value of the Common Stock at the beginning of the offering period (or the date such employee's participation began) or (ii) 85% of the fair market value of the Common Stock at the end of the offering period, but in no event shall more than the number of shares of Common Stock which $25,000 could purchase at the fair market value of a share of the

Company's Common Stock, calculated as of the offering date, be placed under option to a single participant in any one calendar year. Unless the employee's participation is discontinued, the option for the purchase of shares will be exercised automatically at the end of the offering period at the applicable price. No fractional shares will be issued upon exercise of the option. Any amounts insufficient to purchase a full share remaining in a participant's account after exercise of the option will be returned to the participant. No interest will accrue on the payroll deductions of a participant in the Purchase Plan.

         The initial offering period under the Purchase Plan began on October 10, 1991, and since that date 133,079 shares of the Company's Common Stock have been sold under the Purchase Plan. The number of shares sold in each offering period will vary with the number of participants, the amount of their payroll deductions and the fair market value of the Company's Common Stock.

Withdrawal

         A participant's interest in a given offering may be terminated by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. Upon withdrawal from the Purchase Plan, accrued but unused payroll deductions are returned to the employee.

         Such withdrawal may be elected at any time prior to the end of the applicable offering period. A participant's withdrawal from an offering will not have any effect upon such participant's eligibility to participate in subsequent offering periods under the Purchase Plan.

Termination of Employment

         Termination of a participant's employment for any reason, including retirement or death, cancels participation in the Purchase Plan immediately. In such event the payroll deductions credited to the participant's account will be returned without interest to such participant, or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

Capital Changes

         In the event of changes in the capitalization of the Company, such as stock splits or stock dividends, which result in an increase or decrease in the number of shares of Common Stock, without receipt of consideration by the Company, appropriate adjustments will be made by the Company in the number of shares subject to purchase and in the price per share.

Effect of Liquidation, Dissolution, Sale of Assets or Merger

         In the event of a liquidation or dissolution of the Company, an employee's participation in the Purchase Plan will be terminated immediately before consummation of such event unless otherwise provided by the Board. In the event of a sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation, the employee's rights shall be satisfied by assumption of the Company's obligations by such acquiring or successor corporation. If such corporation refuses to assume those obligations, the Board shall shorten the offering period then in progress and notify each participant at least 10 days prior to the end of the shortened offering period that the right to purchase shares will be automatically exercised, unless the employee withdraws from the Purchase Plan prior thereto, at the end of such shortened offering period.

Non-assignability

         No rights or accumulated payroll deductions of an employee under the Purchase Plan may be pledged, assigned or transferred for any reason, and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

Reports

         Individual accounting will be maintained for each participant in the Purchase Plan. Each participant receives at least annually a report showing the details of the participant's account.

Amendment and Termination of the Plan

         The Board may at any time  amend,  alter,  suspend or  discontinue  the
Purchase Plan; however, except under certain conditions, no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any participant arising out of any offering period which has already commenced without such participant's written consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or with
Section 423 of the Internal Revenue Code (or any other applicable law or regulation, including the requirements of the NASD or an established stock exchange), the Company shall obtain shareholder approval of any Purchase Plan amendment in such a manner and to such a degree as required.

Tax Information - The Purchase Plan

         The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

         The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan. Reference should be made to the applicable provisions of the Internal Revenue Code. In addition, the foregoing summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside. Furthermore, future legislative, administrative or judicial changes could affect the accuracy of the foregoing summary.

Vote Required For Approval of Amendment

         The affirmative vote of the majority of the Votes Cast will be required under California law to approve the amendment to the Purchase Plan. For this purpose, the "Votes Cast" are defined under California law to be the shares of the Company's Common Stock present in person or represented by proxy at the Annual Meeting of Shareholders and "entitled to vote on the subject matter." In addition, the affirmative votes must contain at least a majority of the required quorum, which quorum is a majority of the shares outstanding on the Record Date. Votes that are cast against the proposal will be counted for purposes of determining (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the proposal. While there is no definitive statutory or case law authority as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the amendments of the Purchase Plan, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, an abstention will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted.

                                 PROPOSAL NO. 4

                         CONFIRMATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

         The Board of Directors has selected Ernst & Young LLP to audit the financial statements of the Company for the year ending December 31, 1996, and recommends that the shareholders confirm the selection. In the event of a negative vote, the Board will reconsider its selection.

         Ernst & Young LLP has audited the Company's financial statements since its inception. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

         Summary   Compensation  Table.  The  following  table  sets  forth  the compensation paid by the Company for each of the three years in the period ended
December 31, 1995 to the Chief Executive  Officer and each executive  officer of the Company:

                                                                             Long-Term
                                                Annual Compensation         Compensation
                                           ------------------------------ ----------------
                                                                              Award of
                                                                               Options           All Other
 Name and Principal Position      Year        Salary          Bonus(1)       (# of Shares)     Compensation(3)
- ------------------------------- ---------- -------------- --------------- --------------------------------------
John W. Fara, Ph.D.               1995          $240,000     $ 50,000          225,000(2)        $5,674
     President, Chief Executive   1994           225,000           --               --            6,774
     Officer                      1993           205,000       40,000           50,000            6,668

John W. Varian                    1995           135,000       45,000          130,740(2)         3,520
     Vice President, Finance      1994           125,000           --               --            3,882
     and Chief Financial          1993           109,792       20,000           12,500            3,592
     Officer

Jeffrey L. Winkelhake, Ph.D.      1995           145,000       45,000          130,000(2)         3,719
     Vice President,              1994           135,000           --               --            2,948
     Pharmaceutical               1993            89,154       20,000           75,000            6,705
     Development

- ----------------
(1)      Represents payments for achievements of corporate objectives in 1995.

(2) Option awards in 1995 include 75,000, 55,000 and 55,000 shares subject to incentive options related to 1995 officer compensation and 150,000, 75,740 and 75,000 shares subject to incentive options issued to replace options forfeited by Dr. Fara, Mr. Varian and Dr. Winkelhake, respectively, in conjunction with the elective extension of exercise periods for options granted prior to February 1995.

(3) Amounts included in "All Other Compensation" for 1995 include Company matching contributions to the Anergen Retirement Savings Plan ("401(k) Contributions"), payments by the Company on term life insurance policies ("Life Insurance Payments"), and relocation expenses. Specifically, the amount stated for Dr. Fara in 1995 consists of 401(k) Contributions of $3,720 and Life Insurance Payments of $1,954; the amount stated for Mr. Varian in 1995 consists of 401(k) Contributions of $2,362 and

                                      -22-

         Life Insurance Payments of $1,158; and the amount stated for Dr. Winkelhake in 1995 consists of 401(k) Contributions of $2,900 and Life Insurance Payments of $819.

         Option Grants in Fiscal Year 1995. In February 1995, executive officers, employees and consultants had the option to elect to extend the option exercise period for stock options granted prior to February 1995 by four years.
Elections to extend 555,113 options were made. The following table sets forth each grant of stock options made during the year ended December 31, 1995 to each executive officer, including 150,000, 75,740 and 75,0000 shares subject to incentive options issued to replace options forfeited by Dr. Fara, Mr. Varian and Dr. Winkelhake, respectively, in conjunction with the elective extension of exercise periods for options granted prior to February 1995:



                                                  Individual Grants
                              ----------------------------------------------------------  Potential Realizable Value
                                Number of    % of Total                                   at Assumed Annual Rates of
                               Securities      Options                                      Stock Price Appreciation
                               Underlying    Granted to                                      for Option Term(3)
                                 Options      Employees     Exercise or    Expiration    ------------------------------
            Name               Granted(1)      in 1995     Base Price(2)      Date               5%              10%
- ------------------------------------------------------------------------------------------------------------------------

John W. Fara, Ph.D...........    100,000       11.8%         $9.00          10/14/01           $      0        $      0
                                  50,000        5.9           5.50          12/28/02             24,009         139,102
                                  75,000        8.8           2.75          03/17/04            288,236         545,346

John W. Varian...............     38,240        4.5           2.00          08/16/00            130,941         185,260
                                  25,000        3.0           9.00          10/14/01                  0               0
                                  12,500        1.5           5.50          12/28/02              6,002          34,776
                                  25,000        3.0           2.75          03/17/04             96,079         181,782
                                  30,000        3.5           3.25          12/13/04            100,294         203,138

Jeffrey L. Winkelhake, Ph.D..     50,000        5.9           7.75          04/07/02                  0          26,602
                                  25,000        3.0           5.50          12/28/02             12,004          69,551
                                  30,000        3.5           2.75          03/17/04            115,294         218,138
                                  25,000        3.0           3.25          12/13/04             83,579         169,282

- ----------------
(1) The listed options become exercisable as to 1/48th of the shares subject to the option at the end of each month after the date of grant, with full vesting occurring four years after the date of grant. Under the terms of the Company's 1988 Incentive Stock Plan, the Board of Directors retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.

(2) The exercise price and tax withholding obligations related to exercise may in some cases, be paid by delivery of other shares or by offset of the shares subject to the options.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast the possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company does not believe that any formula will determine with reasonable accuracy a present value based on future unknown or volatile factors.


         Aggregated  Option  Exercises  in Last Fiscal Year and Fiscal  Year-End
Values. The following table sets forth, for each of the executive officers, each exercise of stock options during the year ended December 31, 1995 and the year-end value of unexercised options:


                                                                    Number of Securities        Value(2) of Unexercised
                                     Shares                        Underlying Unexercised       In-the-Money Options at
                                   Acquired on       Value           Options at Year-End               Year-End
             Name                   Exercise       Realized(1)    Exercisable/Unexercisable     Exercisable/Unexercisable
- -------------------------------------------------- -----------  ---------------------------- ------------------------------
John W. Fara, Ph.D.............     157,000          $280,889         150,220/106,780              $148,588/$91,413
John W. Varian.................           0                 0           68,967/61,773               $93,074/$60,467
Jeffrey L. Winkelhake, Ph.D....           0                 0           51,471/78,529                $8,438/$61,563

- ----------------
(1) Based on the closing price of the Company's Common Stock on the date of exercise.

(2) Based on a fair market value of $4.25 which was the closing price of the Company's stock on December 29, 1995.

Compensation of Directors

         Directors currently receive no fees for services provided in that capacity but are reimbursed for out-of-pocket expenses in connection with attendance at Board of Directors' meetings. During 1995, Dr. McConnell was paid $12,000 by the Company in connection with consulting services provided to the Company. Outside directors are granted nonstatutory stock options under the 1995 Director Option Plan. Currently there are six Outside Directors, but only two have elected to receive grants of options under the 1995 Director Option Plan. Please see "Employee Benefit Plans -- 1995 Director Option Plan" for information with respect to the 1995 Director Option Plan.

Employment Contracts, Termination and Change of Control Arrangements

         The 1995 Director Option Plan provides that upon a change in control of the Company, the unvested portion of all options held by Outside Directors shall become immediately exercisable. The 1988 Stock Option Plan provides that in the event of a change in control of the Company, outstanding stock options and stock purchase rights shall be assumed or equivalent options or rights shall be substituted by the successor entity. Unless such successor corporation does not agree to such assumption or substitution, the Company's Board of Directors must provide for the options or rights to become immediately exercisable in full.

         In February, 1996 the Company entered into an agreement (the "Agreement") with John W. Fara, Ph.D., the Company's President and Chief Executive Officer, regarding his retirement from the Company. The Agreement provides that Dr. Fara will transition from full time service as a director and as President and Chief Executive Officer to part-time employment upon the earlier of (i) June 30, 1996, (ii) the determination by the Board of Directors that Dr. Fara's full-time services are no longer required, or (iii) consummation of a corporate reorganization, or sale of all or substantially all of the outstanding stock or assets of the Company. At the request of the Board, Dr. Fara has agreed to consider extending his services full-time to a time after June 30, 1996, as mutually agreed. At the time of the transition, Dr. Fara will resign as President and Chief Executive Officer and from the Board of Directors and for the twelve months thereafter, Dr. Fara shall serve the Company on a part-time employment basis.

         Under the Agreement, Dr. Fara receives a salary at an annual rate of $250,000. Dr. Fara is also eligible for bonuses for each substantial development or license agreement that the Company enters into with certain third parties or in the event of a sale of all or substantially all the Company's assets, merger or consolidation of the Company with any other corporation within six months of the transition date. Dr. Fara's stock options continue to vest as long as he is employed on a part-time basis and when he is no longer an employee all options to acquire shares of the Company's Common Stock which were unvested as of such date become fully exercisable.

         There are no other employment contracts between the Company and any of the Company's executive officers, and there are no other compensatory plans or arrangements with respect to an executive officer which will result in payments upon resignation, retirement, or any other termination of such executive officer's employment or from a change of control of the Company.

Report of the Compensation Committee of the Board of Directors

         The Compensation Committee has been a standing committee of the Board of Directors of Anergen, Inc. since prior to the Company's initial public offering on October 10, 1991. Throughout its history, only "outside", nonemployee Directors have served on this committee. Among its other duties, the Compensation Committee is charged with the responsibilities, subject to full Board of Directors' approval, of establishing, periodically reevaluating and (as appropriate) adjusting, and administering Company policies concerning the compensation of management personnel, including the CEO and all other officers. In discharging such duties, the Compensation Committee is responsible for annually determining and recommending to the full Board the annual base salary for each officer and for establishing the criteria under which cash incentive bonuses may be paid to such officers for the year. In addition, the Committee is responsible for administering the Company's Stock Option Plan.

         The Company uses a simple total compensation program that consists of cash- and equity-based compensation. Having a compensation program that allows the Company to successfully attract and retain key employees permits it to develop its technology toward commercialization, enhance shareholder value, motivate technological innovation, foster teamwork, and adequately reward employees.

         Cash Salaries and Bonuses. Base salaries for new officers are initially established by evaluating the responsibilities of the position to be held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. Companies used in the comparison were selected based upon comparable employee headcount, market capitalization and stage of product progression. In determining its recommendations for annual adjustment to officers' compensation packages, the Compensation Committee focuses primarily on similar executive marketplace data, including survey material on salary movements for peer executives, in determining base salary adjustments. In the context of individual performance, Company performance, survey data, and positions responsibility level, the Chief Executive Officer recommended to the Committee a base salary for fiscal 1995 for each officer's position, but excluding the Chief Executive Officer. The Compensation Committee determined the Chief Executive Officer's salary adjustment considering these same criteria. The officers' salaries for 1995 corresponded with the median range of comparable companies. When evaluating and deciding upon cash bonuses the Compensation Committee gives consideration to the individual's contributions towards the Company's success in moving toward its long-term goals during the fiscal year, the performance of the Common Stock during that year, and its assessment of the quality of services rendered by the officer. Because the Company is in the research and development stage the typical financial performance methodology of evaluating the Company's performance is not appropriate. Cash bonuses can be awarded at the Board's discretion for exceptional contributions to the Company's success. The officers' performance is directly related to corporate performance objectives, defined based upon industry standards of progression towards the development of pharmaceutical products, and bonuses are awarded based upon the achievement of those objectives.

         Stock Option Program. The purpose of this program is to provide additional incentives to employees who are expected to contribute materially to the Company's success in the future. The Committee believes stock options encourage the achievement of superior results over time and align officer and shareholder interests. The option program also utilizes vesting periods to encourage key employees to continue in the employ of the Company. The Company grants stock options annually to a broad-based population of the total employee pool. The size of the stock option grants to each officer are based upon the Board's evaluation of the officer's contribution to the achievement of corporate performance objectives. The Chief Executive Officer recommends to the Committee proposed stock option grants for the Company's officers, other than the Chief Executive Officer. Stock option grants to each officer other than the Chief Executive Officer are reviewed and approved by the Committee in the context of the following factors: the Company's performance to date relative to its objectives, the responsibility level and performance of the officer, prior option grants to the officer and the level of vested and unvested options. The Compensation Committee determines the Chief Executive Officer's stock option grant considering the same criteria. The Board provided all executive officers, employees and consultants holding options under the 1988 Stock Option Plan the opportunity during the month of February 1995 to elect to extend their option exercise period by four years. Elections were made to extend options to acquire 555,113 shares of Common Stock.

         Compensation of Chief Executive Officer. The compensation of the Company's Chief Executive Officer for 1995 was based upon the same general criteria as described above for executive officers. Specifically, the
Compensation Committee considered several factors as important in determining the Chief Executive's compensation in 1995. These factors included the attainment of certain research and development objectives, the Company's progress in proceeding towards clinical trials and its progress in ongoing clinical testing, the Committee's assessment of the Company's efforts to consummate new corporate partnering arrangements for product development and marketing, and the performance of the Company's stock during the year. After considering these and other factors, the Committee concluded that the Company made progress in proceeding toward these goals in 1995 on which the Chief Executive Officer's compensation was based.

Summary

         The members of the Compensation Committee of the Board of Directors believe that the Company's compensation programs are successful in attracting and retaining qualified employees and tying compensation directly to performance for shareholders. We will continue to monitor closely the effectiveness and appropriateness of each of the components of compensation to reflect changes in the Company's business environment.

                                          Respectfully submitted,

                                          Harry H. Penner, Jr.
                                          James E. Thomas
                                          Nicole Vitullo

Performance Graph

         The following graph shows a comparison of cumulative total shareholder returns for the Company's Common Stock, the NASDAQ composite index for U.S. companies ("Nasdaq"), and an index of NASDAQ-listed pharmaceutical companies ("Pharma") published by the Center for Research in Security Prices at the University of Chicago and provided by Nasdaq to its members. The graph assumes the investment of $100 on October 10, 1991, the date of the Company's initial public offering. The performance shown is not necessarily indicative of future performance.


[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]


                               Cumulative Total Return
        -----------------------------------------------------------------------
        10/10/91    12/31/91    12/31/92    12/31/93    12/31/94       12/31/95
Anergen   100          133        128          63         23              53
NASDAQ    100          116        135         155        151             214
Pharma    100          127        107          96         72             131




Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or on written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 1995, all filing requirements were complied with applicable to its executive officers and directors.

                                  OTHER MATTERS

         The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                            THE BOARD OF DIRECTORS

Dated: May 24, 1996




THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, ANERGEN, INC., 301 PENOBSCOT DRIVE, REDWOOD CITY, CA 94063.

                                                                      APPENDIX A

PROXY                             ANERGEN, INC.                            PROXY

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       1996 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned shareholder(s) of Anergen, Inc., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement for the 1996 Annual Meeting of Shareholders to be held on June 26, 1996, and hereby appoints John W. Fara, Ph.D. and John W. Varian and each of them, as Proxies, with power of substitution, to represent the undersigned at such meeting and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned is entitled to vote, as designated below.

     In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS SET FORTH IN PROPOSAL 1, FOR APPROVAL OF THE ADOPTION OF THE 1995 DIRECTOR OPTION PLAN AS SET FORTH IN PROPOSAL 2, FOR APPROVAL OF AN AMENDMENT TO THE 1991 EMPLOYEE STOCK PURCHASE PLAN AS SET FORTH IN PROPOSAL 3 AND FOR CONFIRMATION OF ERNST & YOUNG LLP AS AUDITORS AS SET FORTH IN PROPOSAL 4.

- --------------------------------------
COMMENTS/ADDRESS/CHANGE:  PLEASE MARK             (Continued, and to be signed
  COMMENT/ADDRESS BOX ON REVERSE SIDE                   on the other side)

                              FOLD AND DETACH HERE

                                                            [ X ]    Please mark
                                                                      your votes
                                                                        as this

THE BOARD OF DIRECTORS  RECOMMENDS
A VOTE FOR THE NOMINEES  LISTED BELOW
AND FOR PROPOSALS 2, 3 AND 4.

Proposal 1-- To elect directors to serve for
       the ensuing year and until their
       successors are elected.
Nominees:                                                   FOR       FOR ALL
Bruce L.A. Carter, Ph.D., John W. Fara, Ph.D., Nicholas J.
Lowcock, Harden M. McConnell, Ph.D., Harry H. Penner,       [   ]       [   ]
Jr., James E. Thomas, and Nicole Vitullo

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name.

I PLAN TO ATTEND THE MEETING                                   [   ]

                                                                                              FOR       AGAINST      ABSTAIN

Proposal 2 -- To approve adoption of the 1995 Director Option Plan.                           [   ]       [   ]        [   ]

Proposal 3 -- To approve an amendment to the 1991 Employee  Stock  Purchase Plan increasing   [   ]       [   ]        [   ]
        the number of shares available for issuance under the plan.

Proposal 4 -- To  confirm  the  appointment  of  Ernst & Young LLP as  independent auditors   [   ]       [   ]        [   ]
        of  the  company  for  the 1996 fiscal year.

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each person should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give the full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in the partnership name by the authorized person.


               COMMENTS/ADDRESS CHANGE
          Please  mark  this box if you have
           written comments/address change          [    ]
                 on the reverse side



Signature(s)                                              Date
            --------------------------------------------       -----------------

Note: Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

                              FOLD AND DETACH HERE